Exhibit 10.2

RESIGNATION AGREEMENT AND RELEASE OF CLAIMS

This Resignation Agreement and Release of Claims (this “Agreement”) is made by and between Shawn T McCormick (“Executive”) and Tornier, Inc. (“Tornier” or the “Company”), a Delaware corporation and wholly-owned subsidiary of Tornier N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of The Netherlands (“Tornier N.V.”). Executive and the Company are referred to individually as “Party” and collectively referred to as “Parties” in this Agreement.

A. Executive and the Company are parties to an employment agreement effective as of September 4, 2012 (the “Employment Agreement”), which, among other things, provides Executive certain payments and benefits in the event Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Executive for Good Reason (as defined in the Employment Agreement) during the 12-month period immediately following a Change in Control (as defined in the Employment Agreement).

B. In connection with the anticipated completion of the merger (the “Merger”) between Tornier N.V. and Wright Medical Group, Inc. (“Wright”), the Parties wish to provide for the ending of their employment relationship in an honorable, dignified and orderly manner, and understand and acknowledge that since the Merger constitutes a Change in Control (as defined in the Employment Agreement), the termination of Executive’s employment relationship will give rise to an obligation of the Company to provide Executive certain payments and benefits under Section 6(f) of the Employment Agreement.

C. Recognizing that a resignation from employment generally implicates potential transition and legal issues, the Company is willing to provide Executive with benefits in addition to those provided under Section 6(f) of the Employment Agreement in exchange for a full and final release of claims by Executive and Executive’s willingness to remain an employee of the Company for a limited period of time after completion of the Merger and become an independent consultant to the Company thereafter to ease the transition, pursuant to the terms set forth in this Agreement, including the Consulting Agreement attached hereto.

D. Executive does not believe that he has any claims against the Company, but Executive, nevertheless, agrees to resolve any actual and potential claims arising out of his employment with and separation from the Company by entering into this Agreement.

In consideration of this entire Agreement, including the Release and Consulting Agreement attached hereto, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, hereby agree as follows:

1.

Resignation from All Board and Officer Positions as of Effective Time of Merger. Executive agrees to and hereby resigns from all director and officer positions with Tornier N.V., the Company, and any and all subsidiaries and affiliates of Tornier N.V. and the Company, effective as of the effective time of the Merger (the “Effective Time”). In furtherance of the foregoing, upon the request of the Company, Executive agrees to execute and deliver to the Company any resignations or corporate, governmental or other documents necessary to effect his resignation as a director and/or officer of Tornier N.V., the Company and any and all subsidiaries and affiliates of Tornier N.V. and the Company; provided, however, that any such request of the Executive in furtherance of the foregoing will be reasonable.

2.	Resignation from Employment as of Resignation Date; Employment Prior to Resignation Date.

A.	Resignation from Employment; At-Will Employment Prior to Resignation Date; Entitlement to Severance Pay and Benefits and Other Payments. Executive agrees to and hereby resigns as an employee of the Company effective as of the close of business on the three (3) month anniversary of the Effective Time or such other date as agreed upon by the Company and Executive (the “Resignation Date”). Notwithstanding the foregoing, nothing in this Agreement constitutes a promise by the Company or Executive of continued employment of Executive by the Company and Executive’s employment with the Company is and will remain “at-will,” meaning that either Executive or the Company may terminate Executive’s employment relationship with the Company at any time for any reason. In addition, notwithstanding the foregoing, if Executive accepts full-time employment with another employer prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which Executive began such full-time employment and Executive’s employment with the Company will be deemed terminated as of such earlier date. In addition, notwithstanding the foregoing, if Executive’s employment is otherwise terminated for any reason prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which Executive’s employment with the Company terminated. For the avoidance of doubt, the Parties understand, acknowledge and agree that regardless of the reason, if any, of the termination of Executive’s employment prior to the three (3) month anniversary of the completion of the Merger or such other date as agreed upon by the Company and Executive, Executive will be entitled to the Severance Pay and Benefits under Section 3 of this Agreement and, if such payments have been earned in accordance with the terms thereof, the payments under Sections 4.A. and 4.B. of this Agreement.

B.

Continuing Benefits as Employee Prior to Resignation Date. After the Effective Time and prior to the Resignation Date, Executive will remain an employee of the Company through the Resignation Date and continue to: (1) receive his base salary as in effect as of the Effective Time, payable in accordance with the customary payroll practices of the Company as the same exists from time to time; (2) be eligible to participate in health insurance, retirement, disability and other benefit programs provided to officers of the Company on terms no less favorable than those available to officers of the Company; (3) be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company’s policies in effect from time to time; and (4) be authorized to incur reasonable expenses in the discharge of his services as an employee of the

2

Company, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. Notwithstanding the foregoing, Executive understands, acknowledges and agrees that he will not receive any annual or other equity awards after the Effective Time and prior to the Resignation Date or otherwise. After the Effective Time and prior to the Resignation Date, Executive will not be expected to travel or maintain office hours in the Bloomington, Minnesota office or any other office of the Company, but may perform his duties and responsibilities from his home, but will be available to Lance Berry on an as needed basis.

C.	Continuing Obligations as Employee Prior to and After Resignation Date. Executive understands, acknowledges and agrees that after the Effective Time and prior to the Resignation Date, Executive will continue to remain subject to the non-competition, confidentiality, non-interference, assignment of inventions and other obligations under Section 7 of the Employment Agreement, which obligations will remain in full force and effect, and will survive the termination of Executive’s employment as provided therein.

3.	Severance Pay and Benefits. Company and Executive understand, acknowledge and agree that the completion of the Merger, the resignation of Executive as an officer of the Company pursuant to Section 1 of this Agreement and the resignation of Executive as an employee of the Company pursuant to Section 2 of this Agreement results in an “involuntary separation of service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and thus Executive will be entitled to certain payments and benefits under Section 6(f) of the Employment Agreement, and pursuant to and in full satisfaction of the Company’s obligations under Section 6(f) of the Employment Agreement, the Company will provide Executive with the following “Severance Pay and Benefits”:

A.	Severance Pay. The Company will provide Executive a lump sum payment equal to $565,999.50 (“Severance Pay”), less payroll withholdings that the Company reasonably believes are required by law or elected by Executive for state and federal income taxes, FICA and other applicable payroll deductions. The Severance Pay will be paid to Executive within fifteen (15) days after the Resignation Date.

B.	Health Insurance Benefits. If Executive timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to section 4980B of the Code (“COBRA”), in accordance with ordinary plan practices, from the Resignation Date and through the last day of twelfth (12th) month after the Resignation Date, the Company will reimburse Executive in an amount equal to the difference between the amount Executive in fact pays for such COBRA continuation coverage and the amount paid by a full-time active employee for the same level of coverage elected by Executive.

C.	Equity Award Acceleration. The Company and Executive understand, acknowledge and agree that pursuant to the terms of the Tornier N.V. Amended and Restated 2010 Incentive Plan and the grant certificates representing equity awards granted to Executive thereunder, all unvested options to purchase ordinary shares of Tornier N.V. and stock grants in the form of restricted stock units granted to Executive by Tornier N.V. and held by Executive as of the Effective Time will become immediately vested and, in the case of the options, fully exercisable and will remain exercisable for the remainder of their respective terms, whether or not Executive remains as an employee or consultant of the Company, Tornier N.V. or Wright Medical Group N.V.

3

In addition to the foregoing Severance Pay and Benefits, which will be paid or provided to Executive regardless of whether Executive signs this Agreement, the following amounts also will be paid to Executive regardless of whether Executive signs this Agreement: (1) Executive’s base salary for the time Executive worked through the end of business on the Resignation Date; (2) any accrued but unused vacation to which Executive is entitled as of the Resignation Date; and (3) any unreimbursed business expenses incurred by Executive through the Resignation Date in the course of and pursuant to Tornier’s expense reimbursement policies and procedures.

4.	Special Consideration. Executive and the Company have agreed upon the Company’s provision of the following special consideration (the “Special Consideration”), in exchange for Executive’s entry into this Agreement and the Release attached as Exhibit A to this Agreement (the “Release”). Upon the expiration of the applicable Rescission Period, as described in the attached Release, without Executive’s actual or attempted rescission of the Release, the Company will provide Executive with the following Special Consideration:

A.	Pre-Merger Bonus Plan Payout. Executive will be entitled to receive a pro-rated bonus under and pursuant to the terms of the Tornier N.V. 2015 Corporate Performance Incentive Plan (“Tornier 2015 Bonus Plan”), which bonus, if any earned thereunder, will be paid based on Tornier N.V.’s financial results through second quarter of fiscal 2015 and otherwise pursuant to the terms of the Tornier 2015 Bonus Plan; provided, however, that such bonus payout will be determined and paid to Executive within a reasonable period of time after the Effective Time of the Merger (the “Pre-Merger Bonus Plan Payout”).

B.	Participation in Post-Merger Bonus Plan. Executive will be eligible to receive a pro-rated bonus (the “Post-Merger Bonus”) under and pursuant to the terms of a bonus plan that may be established by Wright Medical Group N.V. or the Company after the Effective Time based on the financial performance of Wright Medical Group N.V. or the Company after the second quarter of fiscal 2015 and through the remainder of its fiscal year ending December 27, 2015 (the “Post-Merger Bonus Period”) and assuming a target incentive opportunity percentage of 50% of base salary for Executive, as pro-rated based on Executive’s employment during the Post-Merger Bonus Period. Executive will be paid his Post-Merger Bonus, if any, after December 31, 2015, but prior to March 15, 2016.

C.	Consulting Agreement. The Company will engage Executive as a Consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”), including without limitation the payment by the Company of consulting fees to Executive thereunder, which Consulting Agreement Executive agrees to sign as a condition of this Agreement. Company and Executive anticipate that the monthly level of bona fide services that Executive will perform for or on behalf of the Company and any of its subsidiaries or affiliates following the Resignation Date pursuant to the terms of the Consulting Agreement will be less than twenty percent (20%) of the average monthly level of bona fide services performed by Executive over the thirty-six (36) month period immediately preceding the Resignation Date and execution of the Consulting Agreement.

4

For the avoidance of doubt, the term “Special Consideration” does not include the following amounts which will be paid or provided to Executive regardless of whether Executive signs this Agreement: (1) Severance Pay and Benefits pursuant to Section 3 of this Agreement; (2) Executive’s base salary for the time Executive worked through the end of business on the Resignation Date; (3) any accrued but unused vacation to which Executive is entitled as of the Resignation Date; and (4) any unpaid business expenses incurred by Executive through the Resignation Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures.

5.	Mutual Agreement to Release Claims. In exchange for the Special Consideration referenced in Section 4 above and the other undertakings of the Company stated in this Agreement and the Consulting Agreement attached as Exhibit B, Executive agrees to voluntarily sign the Release, in the form of Exhibit A, after his employment has ended. Executive understands that he is not entitled to the Special Consideration described in this Agreement, unless he signs, and does not rescind, the Release in the form of Exhibit A.

6.	Compliance with Prior Agreements and Company Policies and Procedures. Executive confirms that Executive remains bound by the terms of all prior agreements which Executive has entered into with the Company and its parent companies, subsidiaries and affiliates, including without limitation the Employment Agreement, and all policies and procedures of the Company and its parent companies, subsidiaries and affiliates applicable to Executive and which by their terms extend beyond the Resignation Date, including without limitation the Tornier N.V. Code of Conduct on Confidentiality and Insider Trading, Tornier N.V. Code of Business Conduct and Ethics and the Tornier N.V. Global Disclosure Policy. Executive understands, acknowledges and agrees that many of the terms in such prior agreements and Company policies and procedures extend beyond the Resignation Date, including without limitation his duty to maintain as confidential all confidential, proprietary or trade secret information of the Company, its parent companies, subsidiaries and affiliates, his duty not to compete with the Company, his duty not to interfere with Company employees, agents, customers or prospective customers and his duty not to trade in Company securities when in possession of material nonpublic information.

5

7.	No Right to Reemployment. Executive understands, acknowledges and agrees that his employment with the Company will terminate effective as of the Resignation Date and Executive will have no express or implied right or entitlement to reinstatement or reemployment with the Company following the Resignation Date. Executive understands, acknowledges and agrees that the Company may use this Agreement as the sole reason to reject any inquiry or application for employment Executive may make.

8.	Agreement to Cooperate in Transition; Return of Property. Both before and after the Resignation Date, Executive will cooperate with the Company in its transition efforts as follows: (1) Executive agrees to be available, on a reasonable basis, to answer questions that may arise relating to Executive’s employment with or duties to the Company; (2) upon request of the Company, Executive agrees to execute and deliver to the Company any resignations or corporate, governmental or other documents necessary to effect his resignation as a director and/or officer of Tornier N.V., the Company and any subsidiaries and affiliates and his separation from the Company and its parent companies, subsidiaries and affiliates; provided, however, that any such request of the Executive in furtherance of the foregoing will be reasonable; (3) Executive will return, before the Resignation Date, and will not retain in any form or format, all Company documents, data, trunk stock and other property in Executive’s possession or control, including without limitation Company-owned equipment such as computers, laptops, etc.; provided, however, that Executive may retain his iPad, iPhone and cell phone number; and provided, further that Executive may retain his computer through the term of the Consulting Agreement attached as Exhibit B; (4) after returning these documents, data and other property, Executive will permanently delete from any electronic media in Executive’s possession, custody or control (such as computers, his iPad, iPhone and other smart phones, cell phones and hand-held devices, and back-up devices, zip drives, etc.) or to which Executive has or may have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained; and (5) Executive agrees to provide the Company with a list of any documents that Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents. Company “documents, data, and other property” includes, without limitation, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the business of the Company or any its parent companies, subsidiaries or affiliates that Executive has compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material. Executive understands, acknowledges and agrees that the Company’s obligations under Section 4 of this Agreement are contingent upon Executive returning all Company documents, data, trunk stock, and other property and cooperating with the Company as set forth above.

9.

Agreement to Cooperate in Investigations and Litigation. Executive agrees that Executive will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters

6

and/or disputes concerning which Executive has or may have knowledge as a result of or in connection with Executive’s employment by the Company. In performing Executive’s obligations under this Section 9 to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. Executive will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that Executive’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims. Executive understands and agrees that the Company’s obligations under Section 4 of this Agreement are contingent upon Executive cooperating with the Company in investigations and litigation. From and after the Resignation Date, the Company agrees to pay Executive not less than $400 per hour or $2,500 per day if at least four hours of time are required for time spent by Executive in performing Executive’s obligations under this Section 9 and to reimburse Executive for all reasonable, out-of-pocket travel and other pre-approved expenses (including attorneys’ fees) incurred by Executive in connection with Executive performing his obligations under this Section 9; provided, however, that the investigation or claim does not involve any alleged wrongdoing by Executive. Notwithstanding any of the foregoing, any such request of the Executive to perform Executive’s obligations under this Section 9 will be reasonable and recognize that Executive is not a full-time or other employee with the Company and that Executive may be employed elsewhere or have other time commitments that may limit his ability to perform his obligations under this Section 9.

10.	Non-Disparagement. Executive agrees that Executive will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services. Executive understands, acknowledges and agrees that the Company’s obligations under Section 4 of this Agreement are contingent upon Executive’s compliance with this non-disparagement requirement. The Company agrees that neither the Company nor any of its parent companies, subsidiaries or affiliates (specifically by and/or through senior-level management personnel and Board members) will make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding Executive.

11.

Not a Designated Spokesperson. Effective as of the Effective Time, Executive will not be a designated spokesperson of the Company, Tornier N.V. or any of their respective parent companies, subsidiaries or affiliates. Accordingly, Executive will not be authorized to: (1) speak on behalf of the Company, Tornier N.V. or any of their respective parent companies, subsidiaries or affiliates with analysts, market professionals, investors, members of the media, customers, sales agents, distributors, employees or otherwise; (2) issue statements on behalf of the Company, Tornier N.V. or any of their respective parent companies, subsidiaries or affiliates; or (3) communicate information about the Company or Tornier N.V. to any such persons, unless specifically asked to do so in writing by the current President and Chief Executive Officer or Chief Financial Officer of Wright Medical Group N.V. Executive will refer all inquiries from such persons or any request for an interview to either the current President and Chief Executive Officer or Chief Financial Officer of Wright Medical Group N.V. These obligations are in addition to Executive’s confidentiality and other obligations under this Agreement, the Employment Agreement, the Consulting Agreement and policies and

7

procedures of the Company and its parent companies, subsidiaries and affiliates applicable to Executive and which by their terms extend beyond the Resignation Date, including without limitation the Tornier N.V. Code of Conduct on Confidentiality and Insider Trading, the Tornier N.V. Code of Business Conduct and Ethics and the Tornier N.V. Global Disclosure Policy. Executive understands, acknowledges and agrees that the Company’s obligations under Section 4 of this Agreement are contingent upon Executive’s compliance with this Section 11.

12.	Tax Withholding. All amounts payable to Executive under this Agreement will be reduced by all applicable U.S. federal, state, local, foreign and other withholdings and similar taxes and payments required by applicable law.

13.	Indemnification. The Parties to this Agreement hereby understand, acknowledge and agree that the provisions of: (i) Article 17 of Tornier N.V.’s Articles of Association; (ii) any similar provisions in the charter documents of the Company and any affiliated entity and (iii) the Indemnification Agreement dated as of September 4, 2012 between Tornier N.V. and Executive are incorporated herein and made a part hereof as if set out verbatim and remain in full force and effect in accordance with their respective terms.

14.	Legal Counsel and Fees. The Parties to this Agreement agree to bear their own respective costs and attorneys’ fees, if any. Executive acknowledges that the Company, by this Agreement, has advised him to consult with an attorney of his choice prior to executing this Agreement and the Release and Consulting Agreement. Executive’s decision whether to sign this Agreement, the Release and Consulting Agreement is Executive’s own voluntary decision made with full knowledge that the Company has advised Executive to consult with an attorney. The Company will not advance or reimburse any attorneys’ fees, costs or expenses incurred by Executive in connection with any such review.

15.	No Admission of Wrongdoing. This Agreement, including the Release and Consulting Agreement, will not be construed as an admission of liability for any of the claims released by Executive or in connection with any other matter.

16.	Successors and Assigns. Executive agrees that the promises in this Agreement, including the Release and Consulting Agreement, benefit the Company and also any successor or assignee of the Company’s business or operations, including without limitation Wright Medical Group N.V. The Company agrees that its promises in this Agreement will be binding on any successor or assignee of its business or operations. Executive represents and warrants that Executive has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

17.

Entire Agreement/Merger; Other Written Agreements. Subject to Executive’s agreement, as set forth above, to abide by other agreements with the Company and all Company policies and procedures of the Company or any of its parent companies, subsidiaries or affiliates applicable to Executive and which by their terms extend beyond the Resignation Date, this, together with the Employment Agreement, the Release

8

attached as Exhibit A and the Consulting Agreement attached as Exhibit B, is the entire agreement between Executive and the Company relating to Executive’s employment and Executive’s termination from employment, and Executive’s right to any severance pay and benefits. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the Parties. This Agreement will not be modified, amended or terminated, except by a written agreement manually signed by both Parties. The parties understand, acknowledge and agree that from and after the Effective Time, Section 4 of the Employment Agreement will not prohibit Executive from serving on the board of directors of more than two companies.

18.	Interpretation of this Agreement. This Agreement, including the Release attached as Exhibit A, is to be interpreted as broadly as possible to achieve Executive’s intention to resolve all of Executive’s Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within Executive’s Claims, this Agreement will remain in full force and effect with respect to all the rest of Executive’s Claims. In case any one or more of the provisions of this Agreement will be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

19.	Governing Law and Venue. Executive understands that the Company’s principal place of business is in Bloomington, Minnesota, and accordingly, Executive agrees that this Agreement will be governed by, and be construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. Executive agrees that any dispute relating to this Agreement must be brought in the state or federal court within the State of Minnesota, Hennepin County.

20.	Remedies. In the event that Executive breaches Executive’s obligations under this Agreement, including the Release and Consulting Agreement, or the Employment Agreement or the Company learns that Executive’s representations and warranties contained in this Agreement are false, the Company will have the right to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees, and will also have to right to suspend payment of the Special Consideration set forth in this Agreement and/or to recover, in addition to any equitable relief and damages allowed by law, the Special Consideration Executive has received under this Agreement.

21.	Notices. All communications under this Agreement will be in writing and will be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(A) If to the Executive,

Shawn McCormick

3016 137th Ave NE

Ham Lake, MN 55304

9

or at such other address as the Executive may have furnished the Company in writing, and

(B) If to the Company, at 1023 Cherry Road, Memphis, Tennessee 38117, marked for the attention of the President and Chief Executive Officer, or at such other address as it may have furnished in writing to the Executive.

Any notice so addressed will be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

22.	Representations and Warranties. Executive represents and warrants that Executive is aware of no alleged or potential violations of law, liabilities, claims or demands of any kind or nature that have been or could be made against the Company by Executive or any other person or entity, except as otherwise previously reported by Executive in accordance with the Company’s policies and procedures. Executive represents that he has carefully read this entire Agreement, including the Release and Consulting Agreement, and understands all of its terms. Executive represents that no promise or inducement has been offered to Executive except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by the Company or any representative or agent of the Company. Executive warrants that he has full legal authority to release any and all claims as specified herein and in the Release and to undertake all other obligations as specified herein. Executive represents and warrants that he enters into this Agreement, including the Release and Consulting Agreement, voluntarily and with full knowledge and understanding of Executive’s legal rights and obligations. Executive understands that this Agreement, including the Release and Consulting Agreement, will have a final and binding effect and that by executing this Agreement, including the Release and Consulting Agreement, he may be giving up legal rights. Executive intends this Agreement, including the Release and Consulting Agreement, to be legally binding.

[Remainder of page intentionally left blank]

10

EXECUTIVE

Dated: October 1, 2015	/s/ Shawn T McCormick
Shawn T McCormick

TORNIER, INC.

Dated: October 1, 2015	By:	/s/ Greg Morrison
Greg Morrison
	Its:	Senior Vice President, Global Human Resources and HPMS

11

EXHIBIT A

RELEASE OF CLAIMS

1.	Definitions. I intend all words used in this Release of Claims (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“Employee,” “I,” “me,” and “my” include both me, Shawn T McCormick, and anyone who has or obtains any legal rights or claims through me.

B.	“Employer” or “Tornier,” for the purpose of this Release, shall at all times mean Tornier, Inc. and its related entities (including without limitation Tornier N.V. and Wright Medical Group, Inc.), parent entities, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers.

C.

“My Claims” mean any and all actual potential, threatened, unthreatened, known or unknown, accrued or unaccrued claims of any kind whatsoever I, may have had, currently have or currently may have against Employer, regardless of whether I now know about those claims, that are in any way related to or arose in the course of my employment with or separation (resignation from employment) from the Employer, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f); violation of the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151, et seq., Federal Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 203(s), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., False Claims Act 31 U.S.C. § 3729, et seq., Anti-Kickback Statute 42 U.S.C. § 1320a, et seq., Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., the Minneapolis and St. Paul Civil Rights ordinances, and all other county or local ordinances or regulations, Minnesota Statutes § 181, et seq., and any other foreign, federal, state, or local statute, law, rule, regulation, ordinance or order. My Claims include, but are not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, false claim laws, improper payments, unjust enrichment, violation of public policy, all other claims for unlawful employment practices, and all other claims of any kind, including by not limited to those under common law, statute, regulation, or ordinance.

2.	Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against the Employer, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects – despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if he had prior knowledge of such facts.

3.	Confirmation of No Claims, Etc. To the fullest extent permitted by law and except as otherwise previously reported by Executive in accordance with the Company’s policies and procedures, Employee represents and affirms that (i) Employee has not initiated, filed or caused to be initiated or filed on Employee’s behalf any claim for relief against the Employer and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been initiated, filed or asserted against the Employer or any Releasee on Employee’s behalf regarding any conduct or activities that Employee believes would be improper, unethical or illegal under the Employer’s policies, procedures, or any applicable law, including but not limited to any violation of the Sarbanes-Oxley Act or any federal, state, city and/or municipal statute or ordinance, the False Claims Act or Anti-kickback Statute; and (ii) has no knowledge of any conduct or activities that Employee believes would be improper, unethical or illegal under the Employer’s Code of Ethics and Business Conduct or any applicable law, including but not limited to any violation of the Sarbanes-Oxley Act or any Federal, state, city and/or municipal statute or ordinance, the False Claims Act or Anti-kickback Statute. Employee also agrees and acknowledges that he has advised the Employer of all facts or circumstances that he believes may constitute a violation of the Employer’s legal obligations, including but not limited to any violation of the Sarbanes-Oxley Act, the False Claims Act, Anti-kickback Statute or any other legal obligations, that Employer has resolved those issues to Employee’s satisfaction, and Employee is satisfied that the Employer did not violate any of its legal obligations.

4.

Agreement to Release All Claims Known and Unknown. I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of My Claims and lawsuits against Employer. My release (waiver) of My Claims is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract, statute, regulation, ordinance or discrimination of any sort. If and to the extent any release or waiver created by this Agreement is found to be illegal or improper as to any protected claim under applicable law, then that release or waiver will be deemed void as to the protected claim at issue from inception; however, the voiding of that release or waiver will have no effect on the remainder of this Agreement; and all remaining releases and waivers in this Agreement

Ex. A-2

will continue in effect to the maximum extent allowed by law. In exchange for my agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair payment for the release of all My Claims. Employer does not owe me anything in addition to what I will be receiving as Consideration for the release, withdrawal and waiver of My Claims.

5.	Exclusions from Release.

A.	My Claims do not include my rights to enforce the terms of the Resignation Agreement dated as of October 1, 2015 between Tornier and me; my rights to enforce the terms of the Consulting Agreement dated as of [●], 2015 between Tornier and me; my rights to enforce any terms of the Employment Agreement dated as of September 4, 2012 between Tornier and me which survive the termination of my employment with Tornier; any right to defense, indemnification or contribution, whether pursuant to Tornier’s articles of association, certificate of incorporation or bylaws, or contract, applicable law or otherwise for claims brought against me in my capacity as an officer, director, employee or agent of Tornier; rights as a shareholder of Tornier; my rights to assert claims that are based on events occurring after this Release becomes effective; and any other rights which cannot be waived or release under applicable law.

B.	The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of my Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to the attached Resignation Agreement to which this relates or this Release will not restart the running of this consideration period. I also acknowledge that the Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

C.

The term “Claims” does not include my rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified

Ex. A-3

retirement benefit plan; my rights to group health plan coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); my rights to enforce the terms of the Agreement or this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective.

D.	Nothing in my Resignation Agreement or this Release interferes with my right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I understand, however, that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party.

E.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

F.	I agree that the Employer reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

6.	Required Disclosures. Nothing in this Release prohibits or restricts Employee from (i) making any disclosure of information required by law; (ii) filing a charge with, providing truthful information to, or testifying or otherwise cooperating or assisting in any investigation or proceeding brought by, any governmental agency, such as the Department of Labor, Equal Employment Opportunity Commission, or similar state or federal agency, or any designated legal, compliance or human resources officer designated by the Employer; or (iii) reporting an illegal act to any duly authorized law enforcement agency. However, to the maximum extent allowed by applicable law, (A) Employee waives and releases any right to bring, directly or indirectly to benefit or profit from, accept any relief in, or assign any right to any qui tam False Claims Act, Anti-kickback statute or other lawsuit relating to his employment with Employer, and (B) if Employee files such a charge or complaint, Employee waives Employee’s right to recover damages or obtain personal relief of any kind with respect to the matters released by this Agreement, and Employee agrees to assign any such monetary recovery that Employee may obtain despite this waiver, to the Employer.

7.

Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to revoke this Release insofar as it extends to potential claims under the ADEA by written notice to the Employer within seven (7) calendar days following the date I sign this Release. I understand that insofar as this Release relates to my rights or potential claims under the Minnesota Human Rights Act (“MHRA”), it shall not become effective or enforceable

Ex. A-4

until fifteen (15) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the MHRA, within fifteen (15) calendar days as to waiver of claims under the MHRA. Any such rescission must be in writing and hand-delivered to Employer’s attorneys or, if sent by mail, postmarked within the applicable rescission period, sent by certified mail, return receipt requested, and addressed as follows:

(1)	post-marked within the seven (7) or fifteen (15) day rescission period;

(2)	properly addressed to:

Greg Morrison

Senior Vice President, Global Human Resources and HPMS

Tornier, Inc.

1023 Cherry Road

Memphis, Tennessee 38117; and

(3)	sent by certified mail, return receipt requested.

I understand that the Consideration I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the Consideration offered in the Settlement Agreement. I further understand that if I attempt to revoke or rescind my release of any claim, I must immediately return to Employer’s counsel designated above the Consideration I have received under my Settlement Agreement.

8.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys.

EXECUTIVE

, 2015
Shawn T McCormick

Ex. A-5

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of the [●] day of [●], 2015 (“Effective Date”) by and between Tornier, Inc., and all subsidiaries and affiliates owned or controlled, directly or indirectly, by Tornier (“Tornier”), located at 10801 Nesbitt Avenue South, Bloomington, MN 55437, and Shawn T McCormick (“Consultant”). Tornier and Consultant are referred to individually as “Party” and referred to collectively as “Parties” in this Agreement.

In consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agrees as follows:

9.	Consulting Services. Consultant agrees to render consulting services of the nature described in the Addendum signed by the Parties and attached hereto, and as may be requested from time to time by Tornier. The Addendum is incorporated into and made part of this Agreement. Consultant may determine, in Consultant’s sole discretion, the means and manner of performing the Services except as expressly limited by this Agreement. Tornier retains the right to require that Consultant satisfactorily perform the Services. Consultant will be responsible for furnishing such supplies, tools and equipment as may be necessary to complete Consultant’s tasks under this Agreement. Consultant will perform and/or personally supervise all services provided to Tornier under this Agreement. Consultant may set his own hours with respect to Consultant’s duties under this Agreement. Nothing in this Agreement will be construed so as to prohibit Consultant from pursuing other work, except to the extent that such work would conflict with Consultant’s duties under this Agreement.

10.	Compensation. Tornier will pay to Consultant, as compensation for the services performed hereunder, the amount or amounts stated in the Addendum to this Agreement. Tornier will be responsible to pay for hours actually worked by Consultant in performing services under the Addendum, subject to the minimum monthly payment, but Tornier will not be responsible for payment for normal commuting time nor, if travel is required, for travel time in excess of a total time of eight (8) hours per day. Tornier will reimburse Consultant for all agreed-upon travel (other than the normal daily expenses of working and commuting) and other reasonable expenses incurred in connection with performing services for Tornier. Consultant will submit invoices to Tornier at least once per month, and payment of agreed-upon charges will be made within thirty (30) days of receipt of invoice. If invoices are not submitted within forty-five (45) days after services are performed, Tornier will not consider invoices for payment. The Consultant agrees not to incur any expenses in Tornier’s name without the prior written authorization of Tornier.

11.

Taxes. Consultant is an independent contractor and will have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Tornier to Consultant hereunder and any

Ex. B - 1

amounts paid by Consultant to its employees. Consultant will indemnify and hold Tornier harmless against any claim or liability (including penalties) resulting from failure of Consultant to pay such taxes or contributions, or failure of Consultant to file any such tax forms. Tornier will file and provide to consultant the appropriate Form 1099 relating to payments made pursuant to this Agreement.

12.	Insurance. Consultant will maintain, at Consultant’s expense, such insurance as will fully protect Consultant from any claims for damage for bodily injury, including death, and for property damage, which may arise from Consultant’s activities under this Agreement, whether such activities are performed by Consultant or by any subcontractor or anyone directly or indirectly employed by either of them.

13.	Confidential Information. Confidential Information will mean written information, oral information, or information obtained by the inspection of tangible objects, that relates to, business, technical, customer, marketing, and financial information (whether written, oral or otherwise), including without limitation, ideas, inventions, trade secrets, know how, documents, charts, lists, software, drawings, materials, goods, product designs and plans, equipment or samples, disclosed or delivered to Consultant by Tornier, or arising from work or services done by Consultant for Tornier. Confidential Information will not include to any information for which that Consultant can demonstrate by competent written proof was (A) known to the public at the time of Tornier’s disclosure to Consultant or entered the public domain thereafter through no fault of Consultant; (B) in Consultant’s possession free of any obligation of confidentiality at the time of Tornier’s disclosure to Consultant; or (C) rightfully communicated to Consultant by a third party who was not under any obligation of confidentiality.

14.	Authorized Uses. Confidential Information will be used by the Consultant only for purposes authorized in writing by Tornier, will be treated by the Consultant as confidential proprietary information of Tornier, and will not be reproduced or disclosed or made available to others without prior written permission of Tornier except to those that have a specific need to know. The Consultant will take at least those measures that Consultant takes to protect its own highly confidential information. The Consultant will reproduce Tornier’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The authorized uses of Confidential Information are limited to (A) performing the consulting services described in the Addendum; (B) supplying Tornier with goods or services; or (C) any other purpose Tornier may hereafter authorize in writing. Consultant will immediately notify Tornier of receipt by Consultant or any of his agents of any process, subpoena, demand, or request by any third party, requiring or requesting the production of Confidential Information.

15.	Title. The title to the Confidential Information provided to Consultant by the Tornier, including without limitation any tangible property, will be vested in Tornier. Nothing in this Agreement is intended to grant any rights to the Consultant under any patent, mask work right or copyright of Tornier, nor will this Agreement grant the Consultant any rights in or to Confidential Information except as expressly set forth herein.

Ex. B - 2

16.	Representations, Warranties and Indemnification.

A.	The Consultant represents that during the term of this Agreement no business relationships, employment relationships and consulting obligations of the Consultant will be a conflict with the obligations to Tornier set forth herein, or involve the disclosure of Confidential Information, and/or interfere with the performance of the Consultant’s obligations under this Agreement.

B.	The Consultant warrants to Tornier that the Consultant: (1) has the right to enter into this Agreement; (2) has no obligations to any other person or organization that are in conflict with the Consultant’s obligations under this Agreement; and (3) that all Consultant’s work product is and will be original, and will not infringe the copyrights, trade secrets, rights of privacy or similar proprietary rights of others.

17.	Term and Termination.

A.	Either Party will have the right to terminate this Agreement upon ten (10) days written notice to the other Party.

B.	This Agreement will automatically expire on the nine (9) month anniversary of the Effective Date, unless extended by the mutual written agreement of the Parties.

C.	The continuing obligations of Consultant under this Agreement with respect to Confidential Information will survive for five (5) years after the termination date of this Agreement.

18.	Independent Contractor/No Agency. Nothing in this Agreement may be construed to establish Tornier as an employer and Consultant as an employee, to establish either party hereto as a partner or agent of the other party, or to create any other form of legal association that would impose liability upon a party for any act or omission of the other party or provide a party with the right, power, or authority to create or impose any duty or obligation on the other party, it being intended that each party hereto will remain an independent contractor acting in its own name and for its own account. Consultant agrees that the Consultant is not entitled to any Tornier employee benefits or benefit plans of any kind, including but not limited to, worker’s compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that Tornier provides to its employees. In the event the United States Internal Revenue Service (“IRS”) makes a determination contrary to the status of consultant, Consultant will furnish to Tornier a completed and fully executed IRS Form 4669 on or before April 15 of the year such request is made by Company. The submission of such Form 4669 will not be deemed to create an employer-employee relationship. Consultant will not take a position on its income tax return inconsistent with Consultant’s status as an independent contractor and will cooperate in any inquiry and dispute regarding Consultant’s status as an independent contractor that may arise from an IRS audit of Tornier.

Ex. B - 3

19.	Third-Party Confidential Information. The Consultant understands that Tornier does not desire to receive any confidential information in breach of the Consultant’s obligation to others and agrees that during the term of this Agreement, the Consultant will not disclose to Tornier or use in the performance of services for Tornier, any confidential information in breach of the obligations to any third party.

20.	Use of Consultant’s Written Materials. Tornier will have the right, at no additional charge, to use, modify, reproduce and prepare derivative works based on the Consultant’s documentation and literature, provided to Tornier by Consultant in connection with the performance of services under this Agreement, including without limitation, operating and maintenance manuals, technical publications, prints, drawings, training manuals, sales literature and other similar materials.

21.	No Commitment. It is understood that this Agreement does not obligate Tornier to request proposals, bids or estimates from or to enter into contracts or place orders with the Consultant, and does not constitute all of the conditions or terms of a contract, request, or order from Tornier to the Consultant. Further conditions and terms of any such contract, request or order will be agreed upon between Parties from time to time.

22.	No Reverse Engineering. Except as expressly provided herein, the Consultant will not (A) reverse engineer or analyze samples furnished by Tornier; (B) create derivatives of such samples for commercial purposes; or (C) file any patent application containing a claim to any subject matter derived from the Confidential Information, without the prior written consent of Tornier.

23.	Return of Confidential Information. At any time upon Tornier’s request, or upon the termination of this Agreement, all records and any compositions, articles, devices, Inventions and other items which disclose or embody Confidential Information (and all copies thereof) will be promptly returned to Tornier and not retained by the Consultant or the Consultant representatives in any form. Analyses, summaries or other writings prepared by the Consultant or the Consultant advisors based on the Confidential Information will be promptly destroyed and all electronic memories data containing Confidential Information, including archival media, will be promptly purged of such Confidential Information.

24.	Injunctive Relief. The Consultant also agrees that, in the event of any breach or threatened breach, Tornier will be entitled to equitable relief, including injunctive relief and specific performance without posting a bond. Such relief will not be exclusive of Tornier, but will be in addition to all other remedies. In the event disclosure is legally compelled, the Consultant will provide Tornier with prompt written notice so that Tornier can seek appropriate protections and remedies.

25.	Disclaimer. Tornier provides Confidential Information disclosed hereunder on an “AS IS” basis, without warranties of any kind. Without limiting the foregoing, Tornier does not represent or warrant that such Confidential Information is accurate, complete or current. The disclosure of Confidential Information is for discussion purposes only. Tornier may change the content of Confidential Information at any time at Tornier’s sole discretion.

Ex. B - 4

26.	Applicable Law and Jurisdiction. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota (without giving effect to the choice of law principles thereof). Tornier and Consultant each hereby (A) agrees that any action, cause of action, claim, or dispute arising under or relating to this Agreement must be brought only in the courts of the State of Minnesota, located in the County of Hennepin, or the federal court of the United States located in the District of Minnesota; (B) expressly consents to personal jurisdiction in the State of Minnesota, with respect to such action, cause of action, claim, or dispute; (C) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any action, cause of action, claim, or dispute of or under this Agreement; (D) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 18; and (E) agrees not to plead or claim in any such court that any such action, cause of action, claim, or dispute has been brought in an inconvenient forum. The Consultant hereby irrevocably appoints the Secretary of State of the State of Minnesota as his agent for service of any process, summons or other document related to initiating any action hereunder to enforce the rights of Tornier.

27.	Miscellaneous. No amendment to this Agreement will be binding upon the Parties unless it is in writing and executed by both Parties. The failure of either Party at any time to require performance of any provision of this Agreement or to exercise any right provided for herein will not be deemed a waiver of such provision or such right. All waivers must be in writing. Unless the written waiver contains an express statement to the contrary, no waiver by either Party of any breach of any provision of this Agreement or of any right provided for herein will be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements, whether oral or written, between the parties with respect to such subject matter. If any provision or clause of this Agreement, or the application thereof under certain circumstances is held invalid, the remainder of this Agreement, or the application of such provision or clause under other circumstances, will not be affected thereby.

28.	Export Control. The Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from Tornier or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

[Remainder of page intentionally left blank]

Ex. B - 5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date written below.

CONSULTANT	TORNIER, INC.

Shawn T McCormick	Greg Morrison
Senior Vice President, Global Human Resources and HPMS

Date	Date

Ex. B - 6

ADDENDUM

to the

TORNIER CONSULTING AGREEMENT

NATURE OF CONSULTING SERVICES

At the direction of the Chief Financial Officer of Wright Medical Group N.V., Consultant will provide those services reasonably requested to aid in an orderly transition of the duties of the Chief Financial Officer of Tornier N.V. and such other duties as the Chief Financial Officer of Wright Medical Group N.V may reasonably request from time to time.

CONSULTANT’S FEE

Tornier agrees to pay Consultant One Thousand Dollars and no/Cents ($1,000) per month, not to exceed eight (8) hours per month, for nine (9) months starting on the termination date of Consultant’s employment with Tornier, and ending on the nine (9) month anniversary of such date. Consultant may work in excess of eight (8) hours per month only with prior written consent of Tornier. Tornier and Consultant anticipate that the level of bona fide services Consultant will perform pursuant to the terms of the Consulting Agreement will be less than twenty percent (20%) of the average level of bona fide services performed by Consultant over the thirty-six (36) month period immediately preceding the effective date of the Consulting Agreement. Tornier agrees to pay Consultant $400 per hour for such excess service time. Invoices for services will be monthly as work progresses (but in no event later than forty-five (45) days after such services are rendered). Tornier will also reimburse Consultant only for pre-approved travel expense. It is expected that Tornier will pay all direct out-of-pocket expenses in connection with the Consulting Services, provided that Consultant obtains Tornier’s advanced written authorization before obligating Tornier for any such out-of-pocket expenses.

CONSULTANT’S POINT OF CONTACT AT TORNIER

Consultant’s point of contact at Tornier will be Lance Berry. All questions regarding this Agreement should be directed to the point of contact.

Addendum